Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope — 952-449-7030

FOR IMMEDIATE RELEASE:
May 11, 2011

LAKES ENTERTAINMENT ANNOUNCES
RESULTS FOR FIRST QUARTER 2011
MINNEAPOLIS — May 11, 2011 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three months ended April 3, 2011.
Net earnings for the first quarter of 2011 were $1.4 million, compared to a net loss of $4.7 million in the first quarter of 2010. Earnings from operations were $1.2 million for the first quarter of 2011 compared to a loss from operations of less than $0.1 million for the first quarter of 2010. Basic and diluted earnings were $0.05 per share for the first quarter of 2011 compared to basic and diluted losses of $0.18 per share for the first quarter of 2010.
     Lakes Entertainment reported first quarter 2011 revenues of $5.9 million, compared to prior-year first quarter revenues of $7.0 million. This decline was due to the elimination of management fees from the Cimarron Casino project as a result of the termination of that agreement in May 2010, as well as a decline in management fees associated with the Red Hawk Casino project in Shingle Springs, California. The decline was partially offset by an increase in management fees earned from the Four Winds Casino Resort, in New Buffalo Michigan, during the first quarter of 2011 compared to the prior-year period.
For the first quarter of 2011, Lakes’ selling, general and administrative expenses decreased in comparison to the first quarter of 2010 by approximately $0.6 million to $2.7 million. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees. The decline in selling, general and administrative costs in the first quarter of 2011 compared to the first quarter of 2010 resulted primarily from decreases in payroll and related expenses and travel expenses.

Lakes recognized impairment losses of $0.9 million during the first quarter of 2011 compared to $2.7 million in the prior-year period. Impairment losses in the first quarters of 2011 and 2010 included approximately $0.9 million and $0.6 million, respectively, due to continued uncertainty surrounding the completion of the project with the Jamul Indian Village (“Jamul Tribe”) near San Diego, California. Also included in impairment losses for the first quarter of 2010 were $2.1 million related to the previously announced termination agreement entered into with the Iowa Tribe of Oklahoma in May 2010 related to the Ioway Casino project.
Net unrealized gains on notes receivable relate to the Company’s notes receivable from Indian tribes for casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. In the first quarter of 2011, net unrealized gains on notes receivable were $0.9 million, compared to $1.8 million in the prior year period. The net unrealized gains in the first quarter of 2011 were primarily related to the project with the Jamul Tribe due primarily to improvements in the credit markets. The net unrealized gains in the first quarter of 2010 included $0.9 million related to the project for the Ioway Casino related to the termination agreement with the Iowa Tribe of Oklahoma discussed above. The first quarter 2010 net unrealized gains also included $0.9 million in gains related to the Jamul Tribe due primarily to improvements in the credit markets.
Amortization of intangible assets related to the operating casinos was $1.9 million for the first quarter of 2011 compared to $2.8 million for the first quarter of 2010. The decrease in amortization costs related to the previously announced partial impairment of intangible assets associated with the Shingle Springs project during the fourth quarter of 2010.
Other income (expense), net for the first quarter of 2011 was $1.1 million compared to $1.5 million for the first quarter of 2010.
The income tax provision for the first quarter of 2011 was $1.0 million compared to $6.1 million for the first quarter of 2010. Lakes’ income tax provision in the current year quarter consists primarily of current income tax provision. Lakes’ income tax provision in the prior year period was primarily due to the effect of valuation allowances associated with 2010 timing differences.
Tim Cope, President and Chief Financial Officer of Lakes stated, “Although revenue declined in the first quarter of 2011 compared to the first quarter of 2010, management fees from each of our managed properties met our expectations for the first quarter of 2011. We continue to focus on achieving operating efficiencies at our managed properties as well as at the corporate level.”
Further commenting, Lyle Berman, Chief Executive Officer of Lakes stated, “During the first quarter, we made additional investments of approximately $6.0 million related to our investment in Rock Ohio Ventures, LLC and its proposed casino developments in Cincinnati and Cleveland. We look forward to the continued progress of these projects which we believe will add value to our company. We also continue to evaluate other potential projects in order to increase shareholder value.”

About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with three separate Tribes for casino operations in Michigan, and California, for a total of three separate casino sites. Lakes is currently managing the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the development of new table games for licensing to Tribal and non-Tribal casinos.
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.
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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	April 3, 2011	January 2, 2011

Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$31,426	$45,233
Accounts receivable	2,864	1,696
Current portion of notes receivable from Indian casino projects	1,696	2,405
Income tax receivable	929	—
Other	1,370	1,983

Total current assets	38,285	51,317

Property and equipment, net	5,051	5,103

Long-term assets related to Indian casino projects:
Notes and interest receivable, net of current portion and allowance	31,808	31,192
Notes receivable at fair value	12,122	11,129
Intangible assets	13,930	15,873
Management fee receivable and other	6,844	6,155

Total long-term assets related to Indian casino projects	64,704	64,349

Other assets:
Investment in unconsolidated investees	8,354	2,367
Land held for development	3,470	3,470
Other	40	40

Total other assets	11,864	5,877

Total assets	$119,904	$126,646

Liabilities and shareholders’ equity
Current liabilities:
Current portion of contract acquisition costs payable	$1,311	$1,326
Income taxes payable	—	7,822
Other	1,545	1,683

Total current liabilities	2,856	10,831

Long-term contract acquisition costs payable, net of current portion	5,518	5,830

Total liabilities	8,374	16,661

Total shareholders’ equity	111,530	109,985

Total liabilities and shareholders’ equity	$119,904	$126,646

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Earnings (Loss)
(In thousands, except per share data)

	Three months ended
	April 3, 2011	April 4, 2010

Revenues:
Management fees	$5,835	$6,937
License fees and other	58	17

Total revenues	5,893	6,954

Costs and expenses:
Selling, general and administrative	2,656	3,235
Impairment losses — other	874	2,664
Amortization of intangible assets related to operating casinos	1,943	2,785
Depreciation	57	65

Total costs and expenses	5,530	8,749

Net unrealized gains on notes receivable	862	1,770

Earnings (loss) from operations	1,225	(25)

Other income (expense):
Interest income	1,468	2,247
Interest expense	(321)	(687)
Equity in loss of unconsolidated investees	—	(27)
Other	—	(72)

Total other income (expense), net	1,147	1,461

Earnings before income taxes	2,372	1,436
Income taxes	992	6,123

Net earnings (loss)	$1,380	$(4,687)

Weighted-average common shares outstanding
Basic	26,398	26,361
Diluted	26,428	26,361

Earnings (loss) per share
Basic	$0.05	$(0.18)
Diluted	$0.05	$(0.18)

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